Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 24, 2009, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of the annual report on Form 10-K related to the consolidated financial statements of ProUroCare Medical Inc. for the years ended December 31, 2008 and 2007 and for the period from August 17, 1999 (inception) to December 31, 2008.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
October 16, 2009